Exhibit 10.19

EXECUTION

EMPLOYMENT AGREEMENT

This Employment Agreement (as the same may be amended from time to time, this “Agreement”), is entered into as of March 31, 2015 (the “Effective Date”) between Black Mountain Systems, LLC, a California limited liability company (the “Company”), on its own behalf and on behalf of its subsidiaries for which the Executive performs services from time to time, and Brandon Meeks, an individual (the “Executive”).

R E C I T A L S

The Company desires to employ the Executive, and the Executive has agreed to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement; and This Agreement is being entered into in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) dated as of March 6, 2015 among the Company, BMS Holdings, LLC (“Parent”), Nighthawk Merger Sub, LLC and BMS Representative, LLC.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive to serve in the capacities described in this Agreement, and the Executive agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth herein.

2. Term. Unless the Executive’s employment shall sooner terminate pursuant to Section 8 hereof, the Company shall employ the Executive for a term commencing on the Effective Date (the “Start Date”) and ending on the five (5) year anniversary of the Effective Date (the “Initial Period”). Effective upon the expiration of the Initial Period and of each Additional Period (as defined below), the Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one (1) year (each, an “Additional Period”), in each such case, commencing upon the expiration of the Initial Period or the then current Additional Period, as the case may be, unless, at least sixty (60) days prior to the expiration of the Initial Period or such Additional Period, either party shall give written notice to the other (a “Non-Extension Notice”) of its intention not to extend the Term (as defined below). The period during which the Executive is employed pursuant to this Agreement shall be referred to as the “Term”.

3. Duties and Responsibilities.

(a) Title. The Executive shall hold the title Chief Technology Officer of the Company and shall have such authority and responsibility as is consistent with the Amended and Restated Limited Liability Company Agreement, effective as of the Effective Date, of Parent (as the same may be further amended from time to time, the “LLC Agreement”) or to the extent consistent with the title Chief Technology Officer as determined by the board of managers of Parent (the “Board”) from time to time.

(b) Standard of Care. The Executive shall at all times perform his duties and responsibilities honestly, diligently, in good faith and to the best of his ability and shall observe and comply in all material respects with all of the written policies and procedures established by the Company, each of its subsidiaries and the Board from time to time (including any employee handbook of the Company) that are applicable to the Company’s senior executives and are readily available to the Executive, and with all applicable laws, rules and regulations imposed by any governmental or regulatory authorities.

(c) Devotion of Time. The Executive will exercise his best efforts in furtherance of, and devote all of his business time (except for vacation as permitted hereunder and reasonable absence for illness) to, the operation of the business and affairs of the Company and its subsidiaries; provided, however, that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with approval of the Board, serving on the boards of directors or advisory boards of other companies and (ii) managing his and his family’s personal investments, so long as such activities do not, individually or in the aggregate, (x) violate any covenants applicable to the Executive hereunder or under any other document, agreement, or instrument to which the Executive is a party or (y) impair the Executive’s ability to fulfill his duties and responsibilities as an employee of the Company and its subsidiaries in accordance with the terms of this Agreement.

(d) Situs of Work. The Executive shall be principally based in San Diego, California, subject to such reasonable travel as may be necessary within the ordinary course of the Executive’s employment under this Agreement.

4. Compensation. As compensation for the Executive’s services hereunder and in consideration of the covenants set forth in this Agreement:

(a) Base Salary. The Company shall pay to the Executive an annual base salary (as adjusted from time to time, the “Base Salary”) equal to two hundred seventy five thousand dollars ($275,000) per annum. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee of the Board) and may be increased, but not decreased, from time to time by the Board (or a committee of the Board) in its sole discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices and procedures and shall be prorated for any partial period during the Term.

(b) Annual Discretionary Bonus. The Executive shall be eligible for an annual discretionary bonus for each calendar year during the Term based on the Executive’s performance and the performance of the Company, as determined by the Board in its sole discretion. The target for the Executive’s annual discretionary bonus shall be $175,000 (the “Target Bonus”); provided that the actual amount of the bonus, if any, shall be in an amount, if any, determined by the Board in its sole discretion based on the Executive’s performance and the performance of the Company.

5. Executive Benefits. The Executive shall be entitled to participate in all employee benefit plans and programs (including, without limitation, retirement, medical, disability and life insurance plans and programs) that are established and made generally available by the Company from time to time to its senior executives, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, location, salary, age and health).

6. Vacation. The Executive shall be entitled to five (5) weeks of vacation per year in accordance with the Company’s policies on vacation applicable to senior executives of the Company, as modified from time to time, provided that such vacation shall not adversely interfere with the Executive’s duties and obligations to the Company and its subsidiaries.

7. Reimbursement of Expenses. The Company shall pay or reimburse the Executive for all reasonable, documented and necessary travel, business entertainment and other out-of-pocket expenses actually incurred by him in connection with the performance of his duties hereunder in accordance with the policies, procedures and limits of the Company as in effect from time to time (as determined by the Board) including, without limitation, the requirement to submit reasonable written verification or receipts documenting such expenses.

8. Termination. This Agreement, and the Executive’s employment hereunder, may be terminated as follows:

(a) For Cause. The Company shall have the right, in addition to any other rights and remedies which the Company may have (at law, in equity or otherwise), to immediately terminate the Term and the Executive’s employment with the Company or any of its subsidiaries hereunder by delivery of written notice to the Executive approved by the Board of the occurrence of any of the following events (a termination for “Cause”):

(i) Executive willfully refuses to comply with reasonable, good faith direct instructions of the Board (or its designee) that are consistent with such Executive’s duties as set forth in this Agreement and with relevant requirements of applicable law;

(ii) Executive engages in intentionally dishonest or gross misconduct which causes or is reasonably likely to cause material and demonstrable injury to the Company or any of its subsidiaries, or any of their respective affiliates;

(iii) Executive intentionally and willfully perpetrates a fraud, theft, or embezzlement or misappropriation of funds against or affecting the Company, any of its subsidiaries or any of their respective affiliates, or any customer, client, agent, creditor, equity holder or employee of the Company or any of its subsidiaries, or any of their respective affiliates;

(iv) Executive commits a material breach of the terms of this Agreement or the LLC Agreement;

(v) Executive is indicted on charges of, is convicted of, or enters a plea of guilty or nolo contendere to, a felony or a crime involving fraud, dishonesty or moral turpitude;

(vi) Executive knowingly violates any law or other regulations applicable to the Company or any of its subsidiaries or any of their respective affiliates; or

(vii) Executive habitually abuses drugs or alcohol.

provided a termination for Cause, and the rights of the Company with respect thereto, shall not include (x) the occurrence of events or circumstances covered by Section 8(a)(vi), unless such events or circumstances materially and adversely affect the Company and its subsidiaries or any of their respective affiliates and, if such events or circumstances are capable of being cured, are not cured within fifteen (15) days following receipt of written notice from the Company or such subsidiary of the occurrence of the events or circumstances and a demand that such matters be cured, (y) the occurrence of events or circumstances specified in Section 8(a)(i), or 8(a)(iv) which are capable of being cured and are cured within fifteen (15) days following receipt of written notice from the Company or such subsidiary of the occurrence of the events or circumstances and a demand that such matters be cured, or (z) the occurrence of events covered by Section 8(a)(v) or 8(a)(vii) unless such events or circumstances materially and adversely affects the Company, any of its subsidiaries, or any of their respective affiliates or the Executive’s ability to perform the Executive’s duties as an employee of the Company or any of its subsidiaries.

(b) Death. The Term shall automatically terminate without notice to either party in the event of the Executive’s death.

(c) Disability. The Company shall have the right to terminate the Term and the Executive’s employment with the Company or any of its subsidiaries due to disability (“Disability”) if the following occurs: Executive is unable, due to a mental or physical injury, illness or disorder, to perform his essential job functions as an executive employee of the Company or any of its subsidiaries, after reasonable accommodation has been made for him (if required under the Americans with Disabilities Act) on a full-time basis for a consecutive period of two (2) months or a total period of three (3) months during any consecutive twelve (12) month period.

(d) Without Cause. The Company shall have the right to terminate the Term and the Executive’s employment with the Company or any of its subsidiaries at any time without Cause.

(e) Mutual Agreement. The parties may terminate the Executive’s employment with the Company or any of its subsidiaries hereunder upon their mutual written consent.

(f) Good Reason. The Executive may terminate this Agreement and his employment with the Company and any of its subsidiaries hereunder for good reason (“Good Reason”) following the occurrence of one or more of the events set forth below:

(i) any material diminution in title, duties or authority of the Executive;

(ii) a reduction in the Executive’s Base Salary or Target Bonus; or

(iii) a relocation of the Executive’s primary place of work to a site more than fifty (50) miles from the Executive’s primary place of work as of the Effective Date.

Notwithstanding anything to the contrary contained in this Agreement, in order for the Executive to terminate his employment hereunder for Good Reason, the Executive must provide written notice to the Company within the ninety (90) day period commencing on the date upon which Executive first became aware of the events that constituted such Good Reason and such events have not been cured within fifteen (15) days following receipt of such notice by the Company demanding that such matters be cured.

(g) Without Good Reason. The Executive shall have the right to terminate this Agreement and the Executive’s employment with the Company and any of its subsidiaries at any time without Good Reason on sixty (60) days’ prior written notice to the Company (which sixty (60) days’ notice may be waived or reduced in the Board’s discretion).

(h) Effect of Termination. Effective as of any date of termination of the Executive’s employment with the Company or any of its subsidiaries, without any further action required by any party, the Executive shall be removed from, and shall no longer hold, all positions then held by him with the Company or its subsidiaries and the applicable provisions of the LLC Agreement shall apply in such event. The Executive agrees that he shall execute any documentation, resignations or similar documents reasonably necessary to give effect to the provisions of this Section 8(h).

(i) Cessation of Professional Activity. Upon delivery of a written notice of termination by any party, the Company may relieve the Executive of his duties and responsibilities and require the Executive to immediately cease all professional activity on behalf of the Company or its subsidiaries and the applicable provisions of the LLC Agreement shall apply in such event. In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Board to terminate the Executive’s employment for Cause, the Board may relieve the Executive of his duties and responsibilities during the pendency of such investigation (provided that during such reduction in duties or responsibilities the Company shall remain bound by the terms hereof, including but not limited to the payment to Executive of his Base Salary, benefits and bonuses earned pursuant to the terms hereof) in addition to the applicable provisions set forth in the LLC Agreement.

9. Payments Upon Termination.

(a) Payments Upon Termination (other than with Good Reason or Without Cause). If this Agreement and the Executive’s employment with the Company or its subsidiaries shall be terminated during the Term as a result of any of the events set forth in Sections 8(a), (b), (c), (e) or (g) hereof or as a result of the Executive having terminated his employment with the Company for any reason (other than pursuant to Section 8(f) hereof), or due to the Executive’s or the Company’s delivery of a Non-Extension Notice (other than pursuant to Section 8(f) hereof), then the Company shall:

(i) pay to the Executive (or his heirs and/or personal representatives, if applicable) his Base Salary at the time of termination earned through the date of termination, any bonus payment earned and determined by the Board to be payable in respect of the preceding fiscal year, and all accrued, vested and unpaid benefits under all employee benefit plans in which the Executive is a participant immediately prior to his termination, payable in accordance with (and to the extent not otherwise expiring or forfeited as a result of such termination in accordance with) the terms of such benefit plans (in each case, to the extent not already paid);

(ii) reimburse the Executive for any expenses for which the Executive is entitled to reimbursement under Section 7 hereof; and

(iii) except in the case of a termination pursuant to Sections 8(a), (e) or (g), pay to the Executive a pro rata portion of any bonus payment that the Executive would have earned if the Executive had been employed for the full fiscal year in which the Executive’s employment was terminated, payable if and at the time of payment of similar bonuses to other senior executives of the Company;

provided that upon the satisfaction of its obligations in this Section 9(a), the Company shall have no further obligation to the Executive under this Agreement.

(b) Payments Upon Termination With Good Reason or Without Cause. If this Agreement and the Executive’s employment with the Company or its subsidiaries shall be terminated during the Term pursuant to Section 8(d) hereof (for a reason other than those covered by Sections 8(a), (b), (c), (e) or (g) hereof), or if the Executive shall terminate his employment pursuant to Section 8(f) hereof, then the Company shall:

(i) pay or reimburse the Executive for the amounts set forth in clauses (i), (ii) and (iii) of Section 9(a) hereof;

(ii) continue to pay the Base Salary to the Executive for a period of: twelve (12) months following the date of termination. The payments to be made by the Company to the Executive under this Section 9(b)(ii) shall be payable in accordance with the Company’s standard payroll practices; provided that such payments shall be subject to and only begin as soon as practicable after the Executive executes and delivers the release required pursuant to Section 9(c) and such release becomes nonrevocable; and

(iii) pay the Executive a taxable monthly amount equal to the premium costs of the Executive’s and his eligible dependents’ continued health and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to twelve (12) months following the date of termination of Executive’s employment, provided that no payments will be made under this Section 9(b)(iii) unless the Executive and his dependents timely elect continued coverage under such plan(s) pursuant to COBRA; and provided further, that the Company’s payment obligation under this Section 9(b)(iii) shall cease as of the earliest to occur of the following (x) the Executive and/or his dependents are no longer eligible for and continuing to receive COBRA coverage, (y) the date on which the Executive and his dependents first becomes eligible to enroll in a group health plan in which eligibility is based on the Executive’s employment with another employer, and (z) if the Company in good faith determines that payments under this Section 9(b)(iii) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, in which case the remaining subsidy for COBRA coverage to which the Executive otherwise would be entitled (i.e. for the number of months then remaining out of the total of twelve (12) months provided for in this Section 9(b)(iii)) shall be paid to the Executive as a single lump sum;

provided that, upon the satisfaction of its obligations in this Section 9(b), the Company shall have no further obligation to the Executive under this Agreement.

(c) Release. The Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 9(a)(iii), 9(b)(ii) or 9(b)(iii), that the Executive will execute a mutual release agreement, in form and substance reasonably satisfactory to the Company, and deliver such executed release to the Company not later than fifty-two (52) days after the date of termination. The Company shall provide the form of mutual release to the Executive within five (5) business days after termination of the Executive’s employment. The Executive shall not be entitled to receive any amount under Sections 9(a)(iii), 9(b)(ii) or 9(b)(iii) unless the release has become fully enforceable and nonrevocable prior to the sixtieth (60th) day after the date of termination.

10. Termination.

(a) In exchange for the Executive agreeing to the restrictive covenants set forth in this Agreement, the Company will provide the Executive with Confidential Information. The Executive agrees to, and to cause his affiliates to, at all times during the Term and for a period of five (5) years thereafter: (i) hold in the strictest confidence and neither use in any manner detrimental to the Company or any of its subsidiaries, or their respective affiliates, or disclose, publish or divulge, directly or indirectly, to any individual or entity, any Confidential Information, except, for so long as the Executive is employed by the Company or any of its subsidiaries, in the performance of the Executive’s employment duties hereunder; and (ii) inform all other persons or entities to whom the Executive discloses Confidential Information of the proprietary interest and nature of such Confidential Information and of the recipient’s obligations to keep such information confidential, other than Confidential Information disclosed to the Company’s or its subsidiaries’ employees in the ordinary course of business while the Executive is employed by the Company or any of its subsidiaries. The Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”. This Section 10(a) shall not be construed as preventing the Executive from using his general skills, knowledge and expertise following a termination of the Executive’s employment with the Company, in performing duties for others, so long as the Executive performs those duties without using or disclosing Confidential Information, subject to compliance by the Executive with any other agreements with the Company or any of its Affiliates to which the Executive is a party.

(b) For purposes of this Agreement, the term “Confidential Information” shall include, with respect to each of the Company, its subsidiaries, and each of their respective affiliates, all data, information, reports, interpretations, forecasts and records, financial or otherwise, including all property owned by the Company, its subsidiaries, and each of their respective affiliates or in which any of them have any rights and information related to the business or financial affairs of the Company, its subsidiaries, and each of their respective affiliates, including but not limited to customer lists and accounts, prospective customer lists, customer data, systems, policies, manuals, advertising, marketing plans, marketing strategies, research, trade secrets, business plans, financial and performance data, strategies, methods of conducting business, cost and pricing information, formulas, processes, procedures, standards, manuals, techniques, designs, technology, confidential reports, computer software, financial and performance results and other data, telephone lists, contract forms, catalogs, books, records, files and all other information, knowledge, or data of any kind or nature relating to the products, services, customers, financing sources, employees, investors or business of the Company, its subsidiaries, and each of their respective affiliates. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive or any of his affiliates in breach of this Agreement; (ii) was or becomes available to the Executive on a non-confidential basis from a source other than the Company, its subsidiaries or their respective affiliates; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, its subsidiaries or their respective affiliates with respect to such information; (iii) is developed independently by the Executive without the use of any Confidential Information (other than in the Executive’s capacity as an officer, director, manager, employee or consultant of the Company, its subsidiaries or any of their respective affiliates); (iv) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after notice of such requirement has been given to the Company, and the Company has had a reasonable opportunity to oppose such disclosure; provided the Executive complies with Section 10(c) below; or (v) is disclosed with the written approval of the Board.

(c) If the Executive becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Confidential Information, the Executive will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and the Executive will, at the Company’s expense, cooperate with and assist the Company in securing such protective order or other remedy. The Executive further agrees that as between the Executive and the Company, all memoranda, disks, files, notes, records or other documents that contain Confidential Information, whether in electronic form or hard copy, and whether created by the Executive or others, that come into the Executive’s possession, shall be and shall remain the exclusive property of the Company to be used by the Executive only in the performance of his obligations hereunder.

11. Return of Documents and Property. Upon termination of the Executive’s employment with the Company (for any reason) or at any other time upon the request of the Company, the Executive (or his heirs or personal representatives, if applicable): (a) shall deliver, or cause to be delivered, to the Company, and shall not retain for the Executive’s or anyone else’s use, all memoranda, disks, files, notes, records, documents or other materials obtained in connection with the Executive’s employment with the Company or which otherwise relate to the business of the Company (whether or not containing Confidential Information) and shall not retain any copies thereof in any format or storage medium (including computer disk or memory); (b) purge from any computer system in his possession, other than those owned by and returned to the Company or any of its subsidiaries, all computer files which contain or are based upon any Confidential Information and confirm such purging in writing to the Company; and (c) return any other property that rightfully belongs to the Company or any of its subsidiaries, including, without limitation, automobiles, computers, personal digital assistants and cellular phones, in accordance with the Company’s policy in effect from time to time.

12. Restrictive Covenants.

(a) The Executive hereby acknowledges and agrees that (i) the restrictions on his activities contained in Sections 10 and 11 of this Agreement and Section 13.1 of the LLC Agreement are necessary for the reasonable protection of the Company and Parent, their goodwill and are a material inducement to the Company entering into this Agreement, Parent entering into the LLC Agreement and for Parent and the Company entering into the Merger Agreement and each consummating the transactions contemplated hereby and thereby and (ii) a breach or threatened breach of any such provisions will cause irreparable harm to the Company and Parent for which there is no adequate remedy at law.

(b) The Executive agrees that in the event of any breach or threatened breach of any provision contained in Section 10 or 11 of this Agreement or Section 13.1 of the LLC Agreement, the Company and Parent shall be entitled, in addition to any other rights or remedies available to the Company and Parent at law, in equity or otherwise, to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to prove special damages or the inadequacy of the available remedies at law, in equity or otherwise.

(c) The parties acknowledge that the time, scope and other provisions contained in Sections 10 and 11 of this Agreement and Section 13.1 of the LLC Agreement are reasonable and necessary to protect the goodwill and business of the Company, Parent and their subsidiaries and their respective affiliates.

(d) If any covenant contained in Section 10 or 11 of this Agreement or Section 13.1 of the LLC Agreement is held to be unenforceable by reason of the time or scope, such covenant shall be interpreted to extend to the maximum time or scope for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(e) The existence of any claim or cause of action by the Executive against Parent, the Company, their subsidiaries or any of their respective affiliates predicated on this Agreement, the LLC Agreement, the Merger Agreement or otherwise shall not constitute a defense to the enforcement by the Company and Parent of any provision of Sections 10 and 11 of this Agreement or Section 13.1 of the LLC Agreement.

(f) In the event of any breach by the Executive of any of the restrictive covenants contained in Section 10 or 11 of this Agreement or Section 13.1 of the LLC Agreement, the running of the period of the applicable restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that Parent, the Company, their subsidiaries or any of their respective affiliates shall receive the full benefit of the Executive’s compliance with each of the covenants contained in Sections 10 and 11 of this Agreement and Section 13.1 of the LLC Agreement.

(g) Notwithstanding anything in this Agreement or the LLC Agreement to thecontrary, in connection with the termination of the Executive’s employment with the Company or any of its subsidiaries, the Company may, in its discretion, extend the Non-Compete Restricted Period (as defined in the LLC Agreement) applicable to the Executive by up to six additional months (or a lesser portion thereof) in exchange for the continued payment to the Executive during such additional period of his Base Salary plus Target Bonus as of the date of termination (which amounts shall be prorated for periods of less than one year). Any such extension shall be exercised, if at all, by the Company’s delivery of written notice to such effect to the Executive at least four months prior to the scheduled expiration of the Non-Compete Restricted Period.

(h) The provisions of Sections 10 and 11 hereof and this Section 12 are in addition to and supplement any agreements, covenants and obligations set forth in the LLC Agreement and in the event of a conflict between the provisions hereof and thereof, the provisions most favorable to Parent and the Company in any given circumstance shall apply, except as expressly set forth herein.

13. Assignment of Work Product. The Executive acknowledges that he is executing and delivering to the Company an Assignment of Work Product in the form attached as Exhibit A to this Agreement in connection with the execution and delivery of this Agreement.

14. Representations and Warranties; Indemnity. The Executive represents and warrants to the Company that the execution and delivery of this Agreement by him and the performance by him of his obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a breach or violation of a provision of any understanding, contract or commitment, written or oral, express or implied, to which the Executive is a party or to which the Executive is bound, including, without limitation, any understanding, contract or commitment with any present or former employer, in each case, that imposes restrictions that would, or would reasonably be expected to, interfere with the Executive’s ability to perform his obligations under this Agreement. The Executive hereby agrees to indemnify and hold the Company harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the Company in connection with any such breach or violation by the Executive of any such understanding, contract or commitment.

15. Taxes. Payment of all compensation and benefits to the Executive by theCompany shall be subject to all legally required and customary withholdings. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to the Executive under this Agreement, including, without limitation, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance and regulations. It is intended that this Agreement will comply with

Section 409A and all regulations and guidance issued thereunder to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(A)(iv). Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six months after the date of the Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, the Executive’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. For purposes of Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

16. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, and the Executive consents to the assignment by the Company of its rights and obligations under this Agreement to a purchaser or assignee of all or substantially all of the assets of the Company or its business. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Board (which may be granted or withheld in the Board’s sole discretion). The Company and the Executive acknowledge and agree that Parent is an intended third-party beneficiary of this Agreement with the right to enforce the same as if a direct party hereto.

17. Entire Agreement. This Agreement, the Merger Agreement, the LLC Agreement, and the agreements and documents referred to herein and therein, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof and thereof, including, without limitation, the Management Commitment Letter dated March 6, 2015 by and among Parent, the Executive and certain other persons party thereto, and all prior agreements, understandings, arrangements, promises and commitments relating to the Executive’s employment with the Company, its subsidiaries and any of their respective affiliates are hereby canceled and terminated.

18. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

19. Survival. The provisions of Sections 8(h), 8(i), and 9 through 31 hereof shall survive the termination or expiration of this Agreement and the Term.

20. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon actual receipt by the party to which such notice shall be directed if delivered by hand or facsimile; (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail; or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

(a)	If to the Executive, to:

the address set forth on the signature page hereto

(b)	If to the Company to:

Black Mountain Systems, LLC

12526 High Bluff Drive, Suite 160

San Diego, California 92130

Attn: [***]

Email: [***]

with copies (which shall not constitute notice) to:

Stone Point Capital LLC

20 Horseneck Lane

Greenwich, Connecticut 06830

Attn: [***]

E-mail: [***]

and

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10022

Attn: [***]

E-mail: [***]

Any party may change the address to which notice shall be sent by giving notice of such change of address to the other party in the manner provided above.

21. Waivers. The failure or delay of any party to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by any party in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

22. Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed within such State. Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of California sitting in the County of San Diego and the United States District Court for the Southern District of California for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, with respect to any actions, suits or proceedings arising out of or relating to the restrictive covenants set forth in this Agreement or the LLC Agreement, each party also hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware. Each party agrees not to commence any action, suit or proceeding relating to such matters except in such courts. Each party further agrees that any service of process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON STATUTE, CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

23. Severability. Without limiting the generality of Section 12(d), if any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

24. Section Headings. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

26. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day shall be deemed to be the next day which is not Saturday, Sunday or such holiday.

27. Enforcement of Rights; Decisions by the Board. Any and all decisions to be made by the Company in connection with enforcing the terms and provisions of this Agreement (or exercising any right or remedy hereunder) shall be made by the Board.

28. Cooperation with Regard to Litigation. The Executive agrees to cooperate with the Company, during the Term and thereafter, by being available to testify on behalf of the Company or its subsidiaries in any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which, in the reasonable judgment of the Company’s legal counsel, the Executive’s assistance or cooperation is needed, provided, however, that in connection with such cooperation and assistance, the Company shall attempt to accommodate the Executive’s schedule and provide him with reasonable notice in advance of the times in which his cooperation or assistance is necessary. In addition, except to the extent that the Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company or its subsidiaries, the Executive agrees to cooperate with the Company and its subsidiaries, during the Term and thereafter to assist the Company and its subsidiaries in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or its subsidiaries, in each case, as reasonably requested by the Company, provided, however, that in connection with such cooperation and assistance, the Company shall attempt to accommodate the Executive’s schedule and provide him with reasonable notice in advance of the times in which his cooperation or assistance is necessary. The Company agrees to pay (or reimburse, if already paid by the Executive) all reasonable expenses actually incurred in connection with the Executive’s cooperation and assistance including, without limitation, any actual lost wages suffered as a result of absence from employment and any reasonable fees and disbursements of counsel, if any, chosen by the Executive if the Executive reasonably determines in good faith, on the advice of counsel, that the Company’s or its subsidiaries’ counsel may not ethically represent the Executive in connection with such action, suit or proceeding due to actual or potential conflicts of interests.

29. Joint Drafting. In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

30. Cumulative Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, whether by contract, at law, in equity or otherwise.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first written above.

BLACK MOUNTAIN SYSTEMS, LLC

By:	/s/ Kevin J. MacDonald
Name:	Kevin J. MacDonald
Title:	CO-CEO

EXECUTIVE

/s/ Brandon Meeks
BRANDON MEEKS
Address:
[***]

[Employment Agreement - Signature Page]